November 2007

Pricing Sheet dated November 23, 2007 relating to
Amendment No. 1 dated October 30, 2007 to
Preliminary Terms No. 413 dated October 29, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due December 31, 2010
Based on the Performance of a Basket of Three Commodities and a Commodity Index
PRICING TERMS – NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$20,000,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	November 23, 2007
Original issue date:	November 30, 2007 (5 business days after the pricing date)
Maturity date:	December 31, 2010
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Weighting	Initial commodity price
	Baltic Dry Index (“BDI”)*	25%	$10,148
	Copper-Grade A (“copper”)	25%	$6,632
	Wheat-CBOT (“wheat”)	25%	826.50¢
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	25%	$98.18

*BDI is designed to measure changes in the cost of transporting dry bulk material such as grain, coal, iron ore and industrial metals by sea.  See “Annex A—The Baltic Dry Index” in the accompanying preliminary terms for further details.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪  If the basket performance is less than or equal to zero, $0; or
▪  If the basket performance is greater than zero, the greater of:
(i) the jump amount; and
(ii) $1,000 times (x) participation rate times (y) basket performance

Jump amount:	$370
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
BDI: the official settlement price of the BDI
copper: the official cash offer price per metric ton
wheat: the official settlement price per bushel
WTI crude oil: the official settlement price per barrel

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date. See “Basket – Initial commodity price” above.
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including October 1, 2010 through and including December 23, 2010 on which there is no market disruption event in respect of the applicable commodity

CUSIP:	617446W70
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note:	$1,000	$20	$980
Total:	$20,000,000	$400,000	$19,600,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Terms No. 413 dated October 30, 2007
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.